Exhibit 10.2

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”), dated as of May 15, 2006 by and among TPG-MD INVESTMENT, LLC, a Delaware limited liability company (the “Lender”), J. CREW OPERATING CORP., a Delaware corporation (the “Borrower”), J. CREW GROUP, INC., a Delaware corporation (the “Parent”), and each of GRACE HOLMES INC., a Delaware corporation doing business as J. Crew Retail, H.F.D. NO. 55, INC., a Delaware corporation doing business as J. Crew Factory, J. CREW, INC., a New Jersey corporation, and J. CREW INTERNATIONAL, INC., a Delaware corporation, as guarantors (each, a “Guarantor”) and together with any subsidiary that executes a Note Guarantee (the “Guarantors”).

WHEREAS, the Borrower, the Lender, the Parent and the Guarantors were parties to that certain Credit Agreement, dated as of February 4, 2003, as amended by the Amendment No. 1 to Credit Agreement dated as of November 21, 2004 (the “Original Credit Agreement”);

WHEREAS, the each of the parties thereto and hereto desire to amend and restate the Original Credit Agreement in its entirety on the terms and conditions set forth herein;

NOW, THEREFORE, the Lender, the Borrower, the Parent and the Guarantors hereby agree as follows:

ARTICLE I

THE LOANS

SECTION 1.01. The Loans. Subject to the terms and conditions of this Agreement, the Lender agrees to make (a) a Tranche A loan (the “Tranche A Loan”) to the Borrower on the first Business Day following the first date on which each of the conditions set forth in Section 4.01 has been satisfied (the “Funding Date”) in an aggregate principal amount of $10,000,000.00 (the “Tranche A Loan Principal Amount”) and (b) a Tranche B loan (the “Tranche B Loan” and, together with the Tranche A Loan, the “Loans”) to the Borrower on the Funding Date in an aggregate principal amount of $10,000,000.00 (the “Tranche B Loan Principal Amount” and, together with the Tranche A Loan Principal Amount, the “Principal Amount”).

SECTION 1.02. The Notes. The obligation of the Borrower to repay the Tranche A Loan shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A (the “Tranche A Note”), payable to the order of the Lender. The obligation of the Borrower to repay the Tranche B Loan shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit B (the “Tranche B Note” and, together with the Tranche A Note, the “Notes”), payable to the order of the Lender. The Notes shall be dated the Funding Date and shall mature on the Maturity Date (as hereinafter defined). Each of the Tranche A Note and the Tranche B Note shall have an executed Note Guarantee from the Guarantors substantially in the form of Exhibit C (the “Note Guarantee”) attached thereto. The Principal Amount of the Loans, the Funding Date, the payment of principal with respect thereto, and the unpaid interest accrued on the Loans, shall be determined from the records of the Lender, which records shall be presumptively conclusive as to the accuracy of such information.

SECTION 1.03. Procedure for the Loans. The Principal Amount of the Loans shall be made available to the Borrower in immediately available funds on the Funding Date to an account designated by the Borrower.

SECTION 1.04. Method of Payment.

(a) The payment or prepayment by the Borrower of the principal amount of and unpaid interest accrued on the Loans shall be made to the Lender in lawful money of the United States and in immediately available funds, to an account designated by the Lender.

(b) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of the Loans to be made in the next succeeding calendar month, such payment shall be made on the next preceding Business Day.

SECTION 1.05. Interest. The Loans shall bear interest on the Principal Amount thereof at a fixed rate per annum equal 5.0% (the “Interest Rate”).

SECTION 1.06. Capitalization of Interest. Interest on the Loans shall be payable semi-annually in arrears on each January 31 and July 31 (each, an “Interest Payment Date”), commencing on July 31, 2003. Interest payable on the Loans on any Interest Payment Date, shall compound and be capitalized and added to the principal amount of the Loans on each Interest Payment Date, until the principal amount of the Loans has been repaid or prepaid, and shall be due and payable on the date of repayment or prepayment, as applicable, of the unpaid principal amount of the Loans. For the avoidance of doubt, the compounding and capitalization of interest as aforesaid shall not constitute a default for purposes of Section 5.01(a) until such interest shall fail to be paid on the date of such repayment or prepayment, as applicable.

SECTION 1.07. Computation of Interest. Interest on the Loans shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

SECTION 1.08. Post Maturity Interest. After the Maturity Date or the date on which a Loan shall otherwise become due and payable, such Loan shall bear interest, payable on demand, at a rate per annum (on the basis of a 365-day year for the actual number of days elapsed) equal to the sum of (a) the Interest Rate and (b) 2.0%.

SECTION 1.09. Illegality. If the Lender determines at any time that any law or regulation or any change therein or in the interpretation or application thereof makes or will make it unlawful for the Lender to maintain the Loans or to claim or receive any amount payable to it hereunder, the Lender shall give notice of such determination to the Borrower, whereupon the obligations of the Lender hereunder shall terminate. In such event, the Borrower shall prepay the Loans by paying the outstanding principal amount of and unpaid interest accrued on the Notes within five Business Days after the date such notice is given (or on such earlier date as the Lender determines is necessary in order to enable it to comply with such law or regulation or change).

SECTION 1.10. Withholding or Deduction; Gross-Up.

(a) Each payment by the Borrower under this Agreement or under the Notes shall, except as required by law, be made without withholding or deduction for or on account of any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by any government or other taxing authority (collectively, “Taxes”) from or through which the Borrower makes payment hereunder. If any Taxes are required to be withheld or deducted from any such payment, the Borrower shall pay such additional amounts as may be necessary to ensure that the net amount actually received by the Lender after such withholding or deduction is equal to the amount that the Lender would have received had no such withholding or deduction been required, provided, however, that no such additional amounts shall be payable in respect of any Taxes imposed on the net income of the Lender and franchise taxes imposed on the Lender by the jurisdiction under the laws of which the Lender is organized or has its principal place of business.

(b) The Borrower shall pay all Taxes referred to in Section 1.10(a) before penalties are payable or interest accrues thereon, but if any such penalties are payable or interest accrues, the Borrower shall make payment thereof when due to the appropriate governmental authority within 30 days after each such payment of Taxes, and the Borrower shall deliver to the Lender an official receipt or a certified copy thereof evidencing such payment.

(c) The Lender agrees to comply with any certification, identification, information, documentation or other reporting requirement if (i) such compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of, deduction or withholding of any Taxes for which Borrower is required to pay additional amounts pursuant to Section 1.10(a) and (ii) at least 30 days prior to the first payment date with respect to which the Borrower shall apply this paragraph (c), the Borrower shall have notified the Lender that the Lender will be required to comply with such requirement, provided, however, that the exclusion set forth in this paragraph (c) shall not apply in respect of any certification, identification, information, documentation or other reporting requirement if such requirement would be materially more onerous, in form, in procedure or in the substance of information disclosed, to the Lender than comparable information or other reporting requirements imposed under U.S. tax law, regulation and administrative practice (such as IRS Forms W-8BEN and W-9).

(d) The Borrower shall pay any present or future stamp, transfer or documentary taxes or any other excise or property taxes, charges or similar levies, and any penalties, additions to tax or interest due with respect thereto, that may be imposed by any jurisdiction in connection with the execution, delivery or registration of this Agreement and the Notes or the filing, registration, recording or perfection of any security interest contemplated by this Agreement and the Notes.

(e) If the Lender pays any Taxes or other amounts that the Borrower is required to pay pursuant to this Section 1.10, Borrower shall indemnify it on demand in full in the currency in which such Taxes or other amounts are paid together with interest thereon from and including the date of payment to but excluding the date of reimbursement at a rate per annum determined in accordance with Section 1.08.

SECTION 1.11. Increased Costs. The Borrower shall pay to the Lender on demand the amount the Lender reasonably determines to be necessary to compensate it fully for all costs incurred and reductions in amounts received or receivable that are attributable to the Loans made hereunder or the performance by the Lender of its obligations under this Agreement and that occur by reason of the adoption of, or any change in, any law, regulation or treaty or in the application or interpretation thereof or compliance by the Lender with any direction, requirement or request of any governmental authority, including, without limitation, any such cost or reduction resulting from the imposition, amendment or change in the application or basis of any Taxes other than (a) any Taxes referred to in Section 1.10 or (ii) any Taxes imposed on or measured by the net income of the Lender and imposed by the jurisdiction in which the Lender’s principal office is situated.

SECTION 1.12. Register. The Borrower shall maintain a register where the Notes are registered as to both the principal and any stated interest on the Notes and such principal and stated interest shall be paid only to the registered holders of the Notes. The transfer of the Notes may be effected only by the surrender of the Notes to the Borrower and either the reissuance by the Borrower of the Notes to the new holder or the issuance by the Borrower of a new Note to the new holder.

ARTICLE II

PREPAYMENTS

SECTION 2.01. Prepayment at the Lender’s Option.

(a) Upon the occurrence of the Termination Event and subject to the EBITDA (as defined in the Revolving Loan Agreement) of the Parent and its subsidiaries for the immediately preceding twelve (12) consecutive month period (treated as a single accounting period) ending on the last day of the most recent month prior to the Date of Termination (as defined in the Services Agreement) being not less than the amount set forth in Schedule 2.01 hereto with respect to such period then ending, the Lender shall have the right to require the Borrower to prepay the Tranche B Loan, in whole but not in part, without premium or penalty.

(b) In the event the Lender elects to exercise such right, the Lender shall deliver written notice to the Borrower not less than five Business Days prior to the first Prepayment Date occurring after the date of such notice. The Borrower shall prepay the principal of and interest on the Tranche B Loan on such Prepayment Date; provided that, on such Prepayment Date, (i) the Borrower has, immediately prior to making such prepayment, Excess Availability (as defined in the Revolving Loan Agreement) of not less than $30.0 million and (ii) after giving effect to such prepayment, there shall exist no default or event of default under any agreement, contract, instrument, indenture or mortgage of the Borrower or the Parent, including, without limitation, the Revolving Loan Agreement and the Term Loan Documents.

(c) In the event that the conditions specified in clauses (i) and (ii) of Section 2.01(b) above have not been satisfied, the principal of and interest on the Tranche B Loan shall be due and payable on the first Prepayment Date immediately following the date on which the conditions specified in clauses (i) and (ii) of Section 2.01(b) above have been satisfied (but in no event later than the Maturity Date); provided that, if (A) the condition in clause (i) of Section 2.01(b) above is satisfied and (B) a portion of the principal of and interest on the Tranche B Loan could be paid on the Prepayment Date set forth in the Lender’s written notice to the Borrower without causing the condition in clause (ii) of Section 2.01(b) not to be satisfied, then (x) the maximum amount of such portion (but only if such maximum amount is equal to or greater than $1.0 million) shall be due and payable on the Prepayment Date set forth in such written notice and (y) the unpaid amount of the Tranche B Loan shall become due and payable as provided in this Section 2.01(c), except that the $30.0 million of Excess Availability required pursuant to clause (i) of Section 2.01(b) above shall be reduced by the amount of any prepayment made by the Borrower to the Lender pursuant to clause (x) of this Section 2.01(c).

SECTION 2.02. Mandatory Prepayments.

(a) Upon the occurrence of a Change of Control, the Borrower shall prepay the Loans, in whole but not in part, without premium or penalty. As promptly as practicable following any Change of Control, the Borrower shall deliver written notice to the Lender describing the transaction or transactions that constitute the Change of Control and specifying the date of prepayment, which date shall be no earlier than 30 days and no later than 60 days from the date of such notice. The principal amount of the Loans shall be due and payable on the date specified in such notice, together with interest accrued thereon to such date.

(b) Upon the consummation of an IPO, the Borrower shall prepay the Loans, in whole but not in part, without premium or penalty. As promptly as practicable following any IPO, the Borrower shall deliver written notice to the Lender setting forth the date of consummation of such IPO and the date of prepayment, which date shall be no earlier than 30 days and no later than 60 days from the date of the consummation of such IPO. The principal amount of the Loans shall be due and payable on the date specified in such notice, together with interest accrued thereon to such date, provided that, on the date of such payment, the Borrower has, immediately prior to giving effect thereto, Excess Availability of not less than $30.0 million.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties.

(a) The Borrower, the Parent and the Guarantors makes to the Lender as of the date hereof and the Funding Date the representations and warranties of the Borrower, the Parent and the Guarantors contained in Section 8 (other than Section 8.14(d)) of the Congress Loan and Security Agreement. The terms of Section 8 (other than Section 8.14(d)) of the Congress Loan and Security Agreement are incorporated herein by reference (including the definitions of the terms used in such Article).

(b) Each of the Borrower and the Guarantors severally represents and warrants to the Lender as of the date hereof and the Funding Date that such Borrower or Guarantor, as the case maybe, is Solvent (as defined in the Congress Loan and the Security Agreement) and will continue to be Solvent after the creation of the obligations hereunder and the Notes.

ARTICLE IV

CONDITIONS TO FUNDING

SECTION 4.01. Conditions to Funding. The obligation of the Lender to make the Loans is subject to:

(a) The Lender having received the Tranche A Note duly executed and delivered by the Borrower with a duly executed Note Guarantee attached thereto.

(b) The Lender having received the Tranche B Note duly executed and delivered by the Borrower with a duly executed Note Guarantee attached thereto.

(c) The Boards of Directors of Operating and Parent having received an opinion or opinions in form and substance satisfactory to such Boards as to the fairness to the holders of the Subordinated Senior Notes, the holders of the Senior Discount Debentures and the shareholders (other than TPG) of Operating and Parent of the transactions contemplated by this Agreement and the Notes from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing reasonably satisfactory to such Boards.

(d) The execution of an intercreditor agreement between the Lender and the Agent (as defined in the Congress Loan and Security Agreement) pursuant to Section 9.09(i) of the Congress Loan and Security Agreement.

(e) There existing no Default or Event of Default (each as defined in the Congress Loan and Security Agreement) under the Congress Loan and Security Agreement.

(f) Each of the representations and warranties set forth in Section 3.01 being true and correct as of the date of this Agreement and as of the Funding Date.

ARTICLE V

EVENTS OF DEFAULT; ABSENCE OF RIGHT TO SET-OFF

SECTION 5.01. Events of Default. If any one or more of the following events (each, an “Event of Default”) shall have occurred and be continuing:

(a) if default shall be made in the due and punctual payment of the principal amount of or the interest on the Notes, when and as the same shall become due and payable, whether on the applicable Interest Payment Date, the Maturity Date, by acceleration, by notice of prepayment or otherwise, and such default shall have continued for three Business Days;

(b) if any representation or warranty made by the Borrower, the Parent or any Guarantor in this Agreement shall prove to have been false or misleading in any material respect on the date as of which made;

(c) if an involuntary case or other proceeding shall be commenced against the Borrower or any Guarantor seeking liquidation, reorganization or other relief with respect to it or its debts under any applicable Federal or State bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar law now or hereafter in effect or seeking the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed, or an order or decree approving or ordering any of the foregoing shall be entered and continued unstayed and in effect, in any such event, for a period of 60 days;

(d) if the Borrower or any Guarantor shall commence a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent, or shall consent to the entry of a decree or order for relief in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or if it shall file a petition or answer or consent seeking reorganization or relief under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or consent to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of it or any substantial part of its property, or shall make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or shall take corporate action in furtherance of any such action;

(e) if the Borrower or any Guarantor shall default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for borrowed money by the Borrower or such Guarantor whether such Indebtedness now exists or is created after the date hereof, which default (A) is caused by a failure to pay principal of such Indebtedness after giving effect to any grace period provided in such Indebtedness (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its stated maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20 million or more; or

(f) if the Borrower, the Parent or any Guarantor shall fail to observe any of its respective covenants or agreements set forth herein or under any of the Notes or the Note Guarantees, as applicable (in each case, other than those described in paragraphs (a) or (b) of this Section 5.01), and such failure shall continue unremedied for five Business Days following receipt of written notice from the Lender of such failure;

then and in any such event the Lender may at its option, exercised by written notice given at any time (unless all Events of Default shall theretofore have been remedied) to the Borrower declare the Notes to be due and payable, whereupon the same shall mature and become payable, together with interest accrued thereon, without the necessity of any presentment, demand, protest or further notice, all of which are hereby waived by the Borrower; provided that upon the happening of any event specified in paragraph (c) or (d) above, all amounts owing hereunder and under the Notes shall automatically become immediately due and payable, all without declaration or any notice to the Borrower.

SECTION 5.02. Absence of Right to Set-off. The Borrower hereby waives, and agrees that it will not seek to avoid payment of the Notes in whole or in part by exercising, any right of set-off it may assert or possess whether created by contract, statute or otherwise.

ARTICLE VI

SUBORDINATION

SECTION 6.01. Subordination. The Borrower agrees, and the Lender agrees, that all Obligations evidenced by the Loans are, to the extent and in the manner provided in this Article VI, subordinated in right of payment to the prior payment in full of all Senior Debt (whether outstanding on the Funding Date or created, incurred, assumed or guaranteed thereafter), and that the subordination is for the benefit of the holders of Senior Debt.

SECTION 6.02. Liquidation; Dissolution; Bankruptcy.

(a) The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate that would be applicable under the terms of the documentation governing the applicable Senior Debt and other reasonable fees, costs or charges provided for under the applicable Senior Debt which would accrue and become due under the terms of the applicable Senior Debt but for the commencement of any case in bankruptcy, in each case as to such interest or other amounts whether or not allowed or allowable in whole or in part in such case) before the Lender will be entitled to receive any payment (by setoff or otherwise) with respect to the Loans:

(i) in a liquidation or dissolution of the Borrower;

(ii) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Borrower or its property;

(iii) in an assignment for the benefit of the Borrower’s creditors; or

(iv) in any marshaling of the Borrower’s assets and liabilities.

and, if any of the foregoing shall have occurred, until all Obligations with respect to Senior Debt are paid in full in cash, any payment or distribution to which the Lender would be entitled with respect to the Loans shall be made to the holders of Senior Debt.

SECTION 6.03. Default On Designated Senior Debt.

(a) The Borrower shall not make any payment (by setoff or otherwise) in respect of the Loans if (i) a default in the payment of the principal or premium, if any, or interest on any Designated Senior Debt occurs and is continuing beyond any applicable grace period or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of any Designated Senior Debt to accelerate its maturity, and the Lender receives a notice of such default (a “Payment Blockage Notice”) from the holders of such Designated Senior Debt or any agent or trustee for such holders. Payments on the Loans may and shall be resumed (x) in the case of a payment default, upon the date on which such default is cured or waived and (y) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless a payment default has occurred and is continuing (as a result of the maturity of any Designated Senior Debt having been accelerated). No new period of payment blockage (other than for a payment default) may be commenced by the holders of any Designated Senior Debt or any agent or trustee for such holders unless and until (A) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice delivered by the holders of such Designated Debt or any agent or trustee for such holders and (B) all scheduled payments of principal, premium, if any, and interest on the Loans that have come due have been paid in full in cash. No nonpayment default in respect of the applicable holder of the Designated Senior Debt that existed or was continuing on the date of delivery of any Payment Blockage Notice in respect of the applicable holder of the Designated Senior Debt to the Lender shall be, or be made, the basis for a subsequent Payment Blockage Notice in respect of the applicable holder of the Designated Senior Debt unless such default shall have been cured or waived for a period of not less than 90 days.

(b) Whenever the Borrower is prohibited from making any payment in respect of the Loans, the Borrower also shall be prohibited from making, directly or indirectly, any payment of any kind on account of the purchase or other acquisition of the Loans. If the Lender receives any payment or distribution that the Lender is not entitled to receive with respect to the Loans, the Lender shall be required to pay the same over to the holders of Designated Senior Debt, pro rata, or, in the event there are not any such holders, to the holders of Senior Debt, or any representative of such holders under the indenture or other agreement (if any) pursuant to which such Designated Senior Debt or Senior Debt, as the case may be, may have been issued (the “Representative”).

SECTION 6.04. Acceleration of Loans. If payment of the Loans is accelerated because of an Event of Default, the Borrower shall promptly notify holders of Senior Debt of the acceleration.

SECTION 6.05. When Distribution Must Be Paid Over.

(a) In the event that the Lender receives any payment (including a payment by a Guarantor under its Note Guarantee) of any Obligations with respect to the Loans at a time when the Lender has actual knowledge that such payment is prohibited by Section 6.03 hereof, such payment shall be held by the Lender, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the holders of Designated Senior Debt, pari passu, or, in the event there are not any such holders, to the holders of Senior Debt, in each case as their interests may appear, or their respective Representative, as their respective interests may appear, for application to the payment of all Obligations with respect to such Designated Senior Debt, pro rata, or such Senior Debt, as the case may be, remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of such Designated Senior Debt or such Senior Debt, as the case may be.

(b) With respect to the holders of Designated Senior Debt and Senior Debt, the Lender undertakes to perform only such obligations on the part of the Lender as are specifically set forth in this Article VI, and no implied covenants or obligations with respect to the holders of Designated Senior Debt or Senior Debt shall be read into this Agreement against the Lender. The Lender shall not be deemed to owe any fiduciary duty to the holders of Designated Senior Debt.

SECTION 6.06. Notice by the Borrower. The Borrower shall promptly notify the Lender of any facts known to the Borrower that would cause a payment of any Obligations with respect to the Loans to violate this Article VI, but failure to give such notice shall not affect the subordination of the Loans to Senior Debt as provided in this Article VI.

SECTION 6.07. Subrogation. After all Senior Debt is paid in full in cash and all commitments to make loans under such Senior Debt have been terminated and until the Loans are paid in full, the Lender shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Loans) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Lender have been applied to the payment of Senior Debt. A distribution made under this Article VI to holders of Senior Debt that otherwise would have been made to Lender is not, as between the Borrower and Lender, a payment by the Borrower on the Loans.

SECTION 6.08. Relative Rights.

(a) This Article VI defines the relative rights of the Lender and holders of Senior Debt. Nothing in this Agreement shall:

(i) impair, as between the Borrower and the Lender, the obligations of the Borrower, which are absolute and unconditional, to pay principal of and interest on the Loans in accordance with their terms;

(ii) affect the relative rights of the Lender and creditors of the Borrower other than their rights in relation to holders of Senior Debt; or

(iii) prevent the Lender from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of Senior Debt to receive distributions and payments otherwise payable to the Lender.

(b) If the Borrower fails because of this Article VI to pay principal of or interest on a Loan on the due date, the failure is still a Default or Event of Default.

SECTION 6.09. Subordination May Not Be Impaired by the Borrower. No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Loans shall be impaired by any act or failure to act by the Borrower, any Subsidiary of the Borrower, the Lender or by the failure of the Borrower, any Subsidiary of the Borrower or the Lender to comply with this Agreement.

SECTION 6.10. Distribution or Notice of Representative.

(a) Whenever a distribution is to be made or a notice given to holders of Designated Senior Debt or Senior Debt, as the case may be, the distribution may be made and the notice given to the Representative of such holders.

(b) Upon any payment or distribution of assets of the Borrower referred to in this Article VI, the Lender shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Lender for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article VI.

SECTION 6.11. Amendments. Any amendment to the provisions of this Article VI shall require the consent of (i) the majority of the holders of the Designated Senior Debt outstanding under the Term Loan Documents, (ii) the majority of the holders of the Designated Senior Debt outstanding under the Revolving Loan Documents and (iii) the majority of the holders of other Senior Debt, in each case if such amendment would adversely affect the rights of the holders of such Designated Senior Debt or such other Senior Debt then outstanding (or any group or representative thereof authorized to give such consent).

SECTION 6.12. Reliance by Holders of Senior Debt on Subordination Provisions. The Lender acknowledges and agrees that the foregoing subordination provisions are, and are intended to be an inducement and a consideration to each holder of any Senior Debt, whether such Senior Debt was created or acquired before or after funding of the Loans, to acquire and continue to hold, or to continue to hold, such Senior Debt and such holder of such Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt.

ARTICLE VII

EXCHANGE RIGHT

SECTION 7.01. Exchange Right.

(a) The Lender will have the right to exchange (the “Exchange Right”) the Loans into the shares of common stock of Parent, par value $0.01 per share (“Common Stock”), on any Business Day (the “Exercise Date”) during the period commencing the Funding Date and ending one Business Day immediately preceding to the Maturity Date (the “Exercise Period”). The Lender may exercise the Exchange Right with respect to the Tranche A Loan and the Tranche B Loan separately; provided, however, if the Lender elects to exercise the Exchange Right with respect to the Tranche A Loan or the Tranche B Loan, as the case may be, the Lender must exercise the Exchange Right with respect to the entire principal amount thereof and the unpaid interest accrued thereon.

(b) Upon the exercise of the Exchange Right, the number of shares of Common Stock to be issued to the Lender will be determined by dividing the aggregate principal amount of and the unpaid interest accrued on the Tranche A Note and/or the Tranche B Note as of the Exercise Date divided by $6.82 (the “Exercise Price”), rounding the resulting number down to the nearest whole number of shares of the Common Stock. The Exercise Price is subject to adjustment pursuant to the provisions of Section 7.02, in which case, the “Exercise Price” shall be the Exercise Price so adjusted.

(c) In order to exercise the Exchange Right, the Lender shall deliver written notice to the Parent setting forth the aggregate principal amount of and the unpaid interest accrued on the Tranche A Note and/or the Tranche B Note as of the Exercise Date, the Exercise Price and the number of shares of Common Stock to be issued by the Parent upon the exercise of the Exchange Right, together with the Tranche A Note and/or the Tranche B Note, or, in lieu thereof, a lost Note affidavit together with an indemnity against third party claims reasonably satisfactory to Parent.

(d) Upon receipt of such notice and the Tranche A Note and/or the Tranche B Note (or, if applicable, a lost Note affidavit and indemnity as described in Section 7.01(c)), the Parent shall deliver to the Lender the share certificates evidencing such number of shares of the Common Stock relating to the exercise of the Exchange Right, in accordance to the delivery instruction of the Lender.

(e) Unless exercised during the Exercise Period, the Exchange Right shall automatically expire and be void on the Maturity Date, and all rights of the Lender under this Agreement with respect thereto shall cease.

SECTION 7.02. Adjustment of Exercise Price.

The Exercise Price will be subject to adjustment upon the occurrence of the following events:

(a) If the Parent declares a dividend or makes a distribution on the Common Stock payable in shares of its Capital Stock (whether shares of Common Stock or of Capital Stock of any other class), then the Exercise Price in effect at the opening of business on the date following the date fixed for the determination of holders of Common Stock entitled to receive such dividend or other distribution (the “Record Date”) shall be reduced by multiplying such Exercise Price by a fraction, the numerator which will be the number of shares of Common Stock outstanding at the close of business on the Record Date and the denominator of which will be the sum of (x) the number of shares of Common Stock outstanding at the close of business on the Record Date and (y) the total number of shares constituting such dividend or other distribution.

(b) If the Parent (x) subdivides shares of Common Stock into a greater number of shares, (y) combines its outstanding Common Stock into a smaller number of shares or (z) issues by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Parent is the continuing corporation) other securities of the Parent; then the Exercise Price in effect immediately prior to the date on which such corporate action becomes effective will be increased or decreased (as the case may be) to a price obtained by multiplying such Exercise Price by a fraction, the numerator of which will be the number of shares of Common Stock outstanding (exclusive of any treasury shares) on the date of, and immediately prior to, the date on which such corporate action becomes effective, and the denominator of which will be the number of shares of Common Stock outstanding (exclusive of any treasury shares) immediately after the date on which such corporate action becomes effective.

ARTICLE VIII

NOTE GUARANTEES

SECTION 8.01. Note Guarantees. Subject to Section 8.04, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to the Lender and its successors and assigns, irrespective of the validity and enforceability of this Agreement, the Notes and the obligations of the Borrower hereunder and thereunder, that: (a) the principal of and the interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on any interest, if any, on the Notes, and all other payment obligations of the Borrower to the Lender hereunder or thereunder will be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration, redemption or otherwise. An Event of Default under this Agreement or the Notes shall constitute an event of default under the Note Guarantees, and shall entitle the Lender to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the obligations of the Borrower. The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Agreement, the absence of any action to enforce the same, any waiver or consent by the Lender with respect to any provisions hereof or thereof, the recovery of any judgment against the Borrower, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. The parties agree that the Note Guarantees are guarantees of payment and not of collection. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, any right to require a proceeding first against the Borrower, protest, notice and all demands whatsoever and covenants that the Note Guarantees will not be discharged except by complete performance of the obligations contained in the Notes and this Agreement. If the Lender is required by any court or otherwise to return to the Borrower, the Guarantors, or liquidator or other similar official acting in relation to either the Borrower or the Guarantors, any amount paid to the Lender, the Note Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to, and hereby waives, any right of subrogation in relation to the Lender in respect of any obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Lender, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article V for the purposes of the Note Guarantees, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article V, such obligations

(whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Note Guarantees. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Lender under the Note Guarantees.

SECTION 8.02. Guarantors May Consolidate, Etc. on Certain Terms. No Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless, subject to the provisions of the following paragraph, (a) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental agreement in form and substance reasonably satisfactory to the Lender, under this Agreement and the Note Guarantees; and (b) immediately after giving effect to such transaction, no Default or Event of Default exists.

SECTION 8.03. Release Following Sale of Assets, Merger, Sale of Capital Stock Etc. In the event (a) of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, or (b) that the Borrower designates a Guarantor to be an Unrestricted Subsidiary (as defined in the Credit and Guaranty Agreement), or such Guarantor ceases to be a Subsidiary of the Borrower, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor or any such designation) or the entity acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) shall be released and relieved of any obligations under this Agreement and its Note Guarantees upon the assumption provided for in clause (a) of Section 8.02.

SECTION 8.04. Limitation on Guarantor Liability. For purposes hereof, each Guarantor’s liability shall be limited to the lesser of (a) the aggregate amount of the obligations of the Borrower under the Notes and this Agreement and (b) the amount, if any, which would not have (i) rendered such Guarantor “insolvent” (as such term is defined in the Bankruptcy Law and in the Debtor and Creditor Law of the State of New York) or (ii) left such Guarantor with unreasonably small capital at the time its Note Guarantees of the Notes was entered into; provided that, it will be a presumption in any lawsuit or other proceeding in which a Guarantor is a party that the amount guaranteed pursuant to the Note Guarantees is the amount set forth in clause (a) above unless any creditor, or representative of creditors of such Guarantor, or debtor-in-possession or trustee in bankruptcy of the Guarantor, otherwise proves in such a lawsuit that the aggregate liability of the Guarantor is the amount set forth in clause (b) above. In making any determination as to solvency or sufficiency of capital of a Guarantor in accordance with the previous sentence, the right of such Guarantor to contribution from other Guarantors, and any other rights such Guarantor may have, contractual or otherwise, shall be taken into account.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” has the meaning specified in the preamble.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Borrower” has the meaning specified in the preamble.

“Business Day” means any day on which commercial banks are open for domestic and international business (including dealings in dollar deposits) in New York City.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means, (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership (whether general or limited) or membership interests and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means the occurrence of any of the following:

(i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than Permitted Holders;

(ii) the adoption of a plan relating to the liquidation or dissolution of the Borrower; or

(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Permitted Holders, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the Voting Securities of the Borrower (measured by voting power rather than number of shares); provided, however, for purposes of this clause (iii), each Person will be deemed to beneficially own any Voting Securities of another Person held by one or more of its Subsidiaries.

“Common Stock” has the meaning specified in Section 7.01.

“Congress Loan and Security Agreement” means the Loan and Security Agreement dated December 23, 2002, by and among the Borrower and other borrowers named therein, the guarantors named therein, the lenders named therein and the arranger and the agent named therein.

“Control” when used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise.

“Credit and Guaranty Agreement” means the Credit and Guaranty Agreement dated as of the Term Loan Closing Date, by and among Borrower as borrower, Parent, and the Term Loan Guarantors, various lenders party thereto, GSCP and Bear Sterns &Co. Inc., as joint lead arrangers and joint bookrunners, GSCP, as administrative agent and collateral agent, Bear Sterns Corporate Lending Inc., as syndication agent and Wachovia Bank, National Association, as documentation agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Revolving Loan Documents and the Term Loan Documents) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or any other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities and including any amendment, restatement, modification, renewal, refunding, replacement or refinancing that increases the amount borrowed thereunder or extends the maturity thereof) in whole or in part from time to time, whether or not by the same or any other agent, lender or group of lenders.

“Designated Senior Debt” means (i) any Senior Debt outstanding under any Credit Facility and (ii) any other Senior Debt permitted under the Revolving Loan Agreement and the Credit and Guaranty Agreement the principal amount of which is $25.0 million or more and that has been designated as “Designated Senior Debt.”

“Event of Default” has the meaning specified in Section 5.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means any of the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Controller, Chief Administrative Officer, Principal Accounting Officer, Treasurer or General Counsel or any Executive Vice President of the Borrower.

“Exercise Date” has the meaning specified in Section 7.01.

“Exercise Period” has the meaning specified in Section 7.01.

“Exercise Price” has the meaning specified in Section 7.01.

“Funding Date” has the meaning specified in Section 1.01.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Funding Date.

“GSCP” means Goldman Sachs Credit Partners L.P.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” has the meanings specified in the preamble.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (ii) other agreements or arrangements designed to manage interest rates or interest rate risk; and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, the principal and premium (if any) of any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than letters of credit issued in respect of trade payables);

(iii) in respect of banker’s acceptances;

(iv) representing Capital Lease Obligations;

(v) representing the balance deferred and unpaid of the purchase price of any property or services due more than twelve months after such property is acquired or such services are completed (except any such balance that constitutes a trade payable or similar obligation to a trade creditor); or

(vi) representing the net obligations under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Term Loan Closing Date, by and among GSCP as administrative agent and collateral agent, the administrative agent and the collateral agent under the Revolving Loan Agreement, the Borrower and the Term Loan Guarantors, and as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Interest Payment Date” has the meaning specified in Section 2.02.

“Interest Rate” has the meaning specified in Section 2.01.

“IPO” means a bona fide underwritten initial public offering of Common Stock of the Parent as a direct result of which at least $50,000,000 of proceeds, net of all investment banking, legal, accounting and other fees and commissions, costs, expenses and taxes paid or payable as a result thereof or in connection with such initial public offering, is received by Parent.

“Lender” has the meaning specified in the preamble.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any option or other agreement to sell or give a security interest therein).

“Loans” has the meaning specified in Section 1.01.

“Maturity Date” means the fifth anniversary of the Funding Date, or if such day is not a Business Day, the next succeeding day that is a Business Day.

“Notes” has the meaning specified in Section 1.02.

“Note Guarantee” has the meaning specified in Section 1.02.

“Obligations” means, with respect to any Indebtedness, any principal, interest, penalties, fees, indemnifications, reimbursements, damages, costs, expenses and other liabilities payable under the documentation governing any Indebtedness, including the payment of interest at the rate provided in such documentation that would be applicable and other reasonable fees, costs or charges which would accrue and become due but for the commencement of any case in bankruptcy, in each case as to such interest or other amounts whether or not allowed or allowable in whole or in part in such case.

“Payment Blockage Notice” has the meaning specified in Section 6.03(a).

“Payment Default” has the meaning specified in Section 5.01(e).

“Parent” has the meaning specified in the preamble.

“Permitted Holders” means, collectively, (i) TPG Partners II, L.P. and its Affiliates, (ii) Millard S. Drexler and his immediate family members and (iii) trusts for the benefit of any of the foregoing Persons, or any of their heirs, executors, successors or legal representatives.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, association, trust or any other entity or any government or political subdivision or an agency, department or instrumentality thereof.

“Pledge and Security Agreement (Term Loan)” means the Pledge and Security Agreement dated as of the Term Loan Closing Date by and among Borrower and each guarantor, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Prepayment Date” means each of January 16, April 16, July 16 and October 16 of each year.

“Principal Amount” has the meaning specified in Section 1.01.

“Record Date” has the meaning specified in Section 7.02.

“Representative” has the meaning specified in Section 6.03(b).

“Revolving Loan Agreement” means the Amended and Restated Loan and Security Agreement, dated December 23, 2004, as amended as of October 10, 2005 by the First Amendment to the Amended and Restated Loan and Security Agreement, as amended as of the date hereof by Amendment No.2 to the Amended and Restated Loan and Security Agreement and as amended as of the date hereof by Amendment No.3 to the Amended and Restated Loan and Security Agreement, by and among the Borrower, the Parent, Guarantors, the lenders party thereto, Wachovia, National Association, as administrative agent, Congress Financial Corporation, as collateral agent and Bank of America, N.A., as syndication agent, and certain other parties, as the same may be amended, supplemented or modified from time to time in accordance with the Intercreditor Agreement.

“Revolving Loan Documents” means collectively the following (as the same may now or hereafter exist or may hereafter be amended, modified, supplemented, extended, reviewed, restated or replaced) the Revolving Loan Agreement (including any loan notes and loan guarantees issued thereunder), the Intercreditor Agreement and all other agreements documents and instruments now or at any time hereafter executed and/or delivered by the Borrower or any other person in connection therewith.

“Senior Debt” means:

(i) all Indebtedness of the Borrower or any Guarantor outstanding under the Revolving Loan Documents or the Term Loan Documents (including post-petition interest at the rate provided in the documentation with respect thereto, whether or not allowed as a claim in any bankruptcy proceeding) and all Hedging Obligations and Treasury Management Obligations with respect thereto;

(ii) any other Indebtedness of the Borrower or any Guarantor permitted to be incurred under the terms of the Revolving Loan Documents or the Term Loan Documents, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Loans; and

(iii) all Obligations with respect to the foregoing.

Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (A) the Loans and the Note Guarantees, (B) any liability for federal, state, local or other taxes owed or owing by the Borrower, (C) any Indebtedness of the Borrower to any of its Subsidiaries or other Affiliates, (D) any trade payables and (E) Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of Section 1111(b)(1) of the Bankruptcy Law.

“Senior Discount Debentures” means Parent’s 13 1/8% Senior Discount Debentures due 2008.

“Services Agreement” means the Services Agreement, dated as of January 24, 2003, among the Parent, the Borrower, Millard S. Drexler, Inc. and Millard S. Drexler.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Effective Date, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Taxes” has the meaning specified in Section 1.10.

“Termination Event” means a termination of the Services (as defined in the Services Agreement) by the Borrower or the Parent without Cause (as defined in the Services Agreement), or a termination of the Services by Millard S. Drexler or Millard S. Drexler, Inc., in either case, for Good Reason (as defined in the Services Agreement).

“Term Loan Closing Date” shall mean the date of the execution of the Credit and Guaranty Agreement.

“Term Loan Documents” means collectively the following (as the same may now or hereafter exist or may hereafter be amended, modified, supplemented, extended, reviewed, restated or replaced): (i) the Credit and Guaranty Agreement (including any loan notes and loan guarantees issued thereunder), (ii) the Pledge and Security Agreement (Term Loan) (and all supplemental security agreements executed and registrations filed in conjunction therewith), (iv) the Intercreditor Agreement and (v) all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by the Borrower or any other person in connection therewith.

“Term Loan Guarantors” shall mean, collectively, the guarantors and any subsidiary of the Borrower or its subsidiaries formed after the Term Loan Closing Date that guarantees the indebtedness under the Credit and Guaranty Agreement, to the extent required to do so under the terms thereof, and their respective successors and assigns, sometimes being referred to individually as a “Term Loan Guarantor”.

“Tranche A Loan” has the meaning specified in Section 1.01.

“Tranche A Loan Principal Amount” has the meaning specified in Section 1.01.

“Tranche A Note” has the meaning specified in Section 1.02.

“Tranche B Loan” has the meaning specified in Section 1.01.

“Tranche B Loan Principal Amount” has the meaning specified in Section 1.01.

“Tranche B Note” has the meaning specified in Section 1.02.

“Treasury Management Obligations” means obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearing house, zero balance accounts, returned check concentration, controlled disbursement, lock box, account reconciliation and reporting and trade finance services. Treasury Management Obligations shall not constitute Indebtedness.

“Voting Securities” means securities or interests entitling the holder thereof to vote or to designate directors or individuals performing a similar function.

SECTION 9.02. No Recourse. The obligations of the Borrower hereunder are solely the obligations of the Borrower, and no recourse shall be had for the payment of any sum hereunder against any Affiliate, member, manager, officer, employee, attorney or agent of the Borrower other than as provided in Article VIII or in the Note Guarantees.

SECTION 9.03. Expenses. The Borrower agrees, in the case of an Event of Default, to pay all reasonable expenses incurred by the Lender in connection with the enforcement of any provision of this Agreement and the collection of the Notes.

SECTION 9.04. Cumulative Rights and No Waiver. Each and every right granted to the Lender hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Lender to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right.

SECTION 9.05. Notices. Any communication, demand or notice to be given hereunder or with respect to the Notes will be duly given when delivered in writing or sent by tested telex to a party at its address as indicated below.

A communication, demand or notice given pursuant to this Section 9.05 shall be addressed:

If to the Lender, at

TPG-MD Investment, LLC c/o Corporation Trust Center 1209 Orange Street Wilmington, County of New Castle, Delaware 19801

with a copy to:	MDJC LLC c/o Willkie Farr & Gallagher 787 Seventh Avenue New York, New York 10019-6099 Attention: Stephen Lindo, Esq. Telecopy: 212-728-8111

with a copy to:	Willkie Farr & Gallagher 787 Seventh Avenue New York, New York 10019-6099 Attention: Stephen Lindo, Esq. Telecopy: 212-728-8111

with a copy to:	TPG Partners II, L.P. TPG Parallel II, L.P. TPG Investors II, L.P. TPG 1999 Equity II, L.P. 301 Commerce Street, Suite 3300 Fort Worth, Texas 76102

Attention: David A. Spuria, Esq. Telecopy: 817-871-4010

with a copy to:	Cleary, Gottlieb, Steen & Hamilton One Liberty Plaza New York, New York 10006 Attention: Sang Jin Han, Esq. Telecopy: 212-225-3999

If to the Borrower or to the Parent, at

        J. Crew Group, Inc.

        770 Broadway

        New York, New York 10003

        Attention: Chief Financial Officer

        Telephone No.: 212-209-2545

With a copy to:

        J. Crew Group, Inc.

        770 Broadway

        New York, New York 10003

        Attention: General Counsel

        Telephone No.: 212-209-8254

SECTION 9.06. Amendments. This Agreement or the terms of any Note may only be amended in a writing executed by the parties hereto (which writing shall, in the case of the Lender, be executed by each member thereof).

SECTION 9.07. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Parent and the Lender and their respective successors and assigns; provided, however, that (a) the Borrower or the Parent may not assign any of its respective rights or delegate any of its respective obligations hereunder or under the Notes without the prior written consent of the Lender and (b) any assignment by the Lender of its rights or obligations hereunder shall be made only pursuant to a writing signed by each member of the Lender. Any assignment purported to be made in contravention of this Section 9.07 shall be null and void.

SECTION 9.08. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

SECTION 9.09. Separability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, and all the counterparts shall together constitute one and the same instrument.

*             *             *

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

TPG-MD INVESTMENT, LLC By: TPG Partners II, L.P., its Member By: TPG GenPar II, L.P., as General Partner By: TPG Advisors II, Inc.

By:	/s/: John E. Viola
Name: Title:	John E. Viola Vice President

J. CREW OPERATING CORP.

By:	/s/: James S. Scully
Name: Title:	James S. Scully Executive Vice President and Chief Financial Officer

J. CREW GROUP, INC.

By:	/s/: James S. Scully
Name: Title:	James S. Scully Executive Vice President and Chief Financial Officer

GRACE HOLMES, INC. d/b/a J. CREW RETAIL

By:	/s/: James S. Scully
Name: Title:	James S. Scully Executive Vice President and Chief Financial Officer

H.F.D. NO 55, INC. d/b/a J. CREW FACTORY

By:	/s/: James S. Scully
Name: Title:	James S. Scully Executive Vice President and Chief Financial Officer

By:	/s/: James S. Scully
Name: Title:	James S. Scully Executive Vice President and Chief Financial Officer

J. CREW INTERNATIONAL, INC.

By:	/s/: Nicholas P. Lamberti
Name: Title:	Nicholas P. Lamberi Vice President and Controller

EXHIBIT A

[FORM OF TRANCHE A NOTE]

NOTE

                    , 2006

Principal Amount: $10,000,000.00

J. CREW OPERATING CORP., a Delaware corporation (the “Borrower”), for value received, hereby promises to pay to TPG-MD INVESTMENT, LLC (the “Lender”) or its registered assigns, at the office and to an account designated by the Lender, in lawful money of the United States, on the Maturity Date, the principal amount of $10,000,000.00 (Ten million United States dollars). This Note shall bear interest on the unpaid principal amount hereof at the rate set forth in the Agreement. Interest on such unpaid principal amount shall be payable and compound and be capitalized and added to such unpaid principal amount as provided for in the Agreement. Capitalized terms used herein have the same meanings given in the Agreement specified below unless otherwise indicated.

The Borrower shall maintain a register where the Note is registered as to both the principal and any stated interest on the Note and such principal and stated interest shall be paid only to the registered holder of the Note. The transfer of the Notes may be effected only by the surrender of the Notes to the Borrower and either the reissuance by the Borrower of the Notes to the new holder or the issuance by the Borrower of a new note to the new holder.

Except as provided in the Agreement, the Borrower waives presentment, demand, protest or other notice of any kind.

This Note is the Note referred to in an Amended and Restated Credit Agreement dated even date herewith by and among the Lender, the Borrower, the Parent and the Guarantors named therein (the “Agreement”), and is entitled to the benefits provided therein, including, without limitation, the Exchange Right described therein. This Note is subject to prepayment in whole but not in part and the maturity of this Note is subject to acceleration upon the terms provided for in the Agreement.

The payment of the Loan evidenced by this Note is subordinated in accordance with the provisions of Article VI of the Agreement in right of payment to the prior payment in full in cash of Senior Debt (whether outstanding on the Funding Date or created, incurred, assumed or guaranteed thereafter), and this subordination is for the benefit of the holders of Senior Debt.

J. CREW OPERATING CORP.

By:
Name:
Title:

A-1

EXHIBIT B

[FORM OF TRANCHE B NOTE]

NOTE

                    , 2006

Principal Amount: $10,000,000.00

J. CREW OPERATING CORP., a Delaware corporation (the “Borrower”), for value received, hereby promises to pay to TPG-MD INVESTMENT, LLC (the “Lender”) or its registered assigns, at the office and to an account designated by the Lender, in lawful money of the United States, on the Maturity Date, the principal amount of $10,000,000.00 (Ten million United States dollars). This Note shall bear interest on the unpaid principal amount hereof at the rate set forth in the Agreement. Interest on such unpaid principal amount shall be payable and compound and be capitalized and added to such unpaid principal amount as provided for in the Agreement. Capitalized terms used herein have the same meanings given in the Agreement specified below unless otherwise indicated.

The Borrower shall maintain a register where the Note is registered as to both the principal and any stated interest on the Note and such principal and stated interest shall be paid only to the registered holder of the Note. The transfer of the Notes may be effected only by the surrender of the Notes to the Borrower and either the reissuance by the Borrower of the Notes to the new holder or the issuance by the Borrower of a new note to the new holder.

Except as provided in the Agreement, the Borrower waives presentment, demand, protest or other notice of any kind.

This Note is the Note referred to in an Amended and Restated Credit Agreement dated even date herewith by and among the Lender, the Borrower, the Parent and the Guarantors named therein (the “Agreement”), and is entitled to the benefits provided therein, including, without limitation, the Exchange Right described therein. This Note is subject to prepayment in whole but not in part and the maturity of this Note is subject to acceleration upon the terms provided for in the Agreement.

The payment of the Loan evidenced by this Note is subordinated in accordance with the provisions of Article VI of the Agreement to the prior payment in full of all Senior Debt (whether outstanding on the Funding Date or created, incurred, assumed or guaranteed thereafter), and that this subordination is for the benefit of the holders of Senior Debt of the Borrower.

J. CREW OPERATING CORP.

By:
Name:
Title:

B-1

EXHIBIT C

NOTE GUARANTEE

Each of the undersigned Guarantors hereby, jointly and severally, unconditionally guarantees to the Lender and its successors and assigns, irrespective of the validity and enforceability of the Amended and Restated Credit Agreement dated even date herewith by and among the Borrower, the Lender and the Parent (as amended, supplemented or restated from time to time the “Agreement”), the Notes and the obligations of the Borrower hereunder and thereunder, that: (a) the principal of and the interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on any interest, if any, on the Notes, and all other payment obligations of the Borrower to the Lender hereunder or thereunder will be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration, redemption or otherwise.

An Event of Default under the Agreement or the Notes shall constitute an event of default under this Note Guarantee, and shall entitle the Lender to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the obligations of the Borrower.

THE TERMS OF ARTICLES VI AND VIII OF THE AGREEMENT ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Agreement unless otherwise indicated.

Dated:

GRACE HOLMES, INC. d/b/a J. CREW RETAIL

By:
Name: Title:

H.F.D. NO 55, INC. d/b/a J. CREW FACTORY

By:
Name: Title:

C-1

J. CREW, INC.

By:
Name: Title:

J. CREW INTERNATIONAL, INC.

By:
Name: Title:

C-2

SCHEDULE 2.01

Date of Termination	EBITDA
Funding Date to January 31, 2004	$0
February 1, 2004 to January 31, 2005	$41,100,000
February 1, 2005 to January 31, 2006	$90,300,000
February 1, 2006 to January 31, 2007	$115,800,000
February 1, 2007 to the Maturity Date	$146,300,000

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